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
CREDIT SUISSE FIRST BOSTON CORPORATION  CHASE SECURITIES INC.
        ELEVEN MADISON AVENUE              270 PARK AVENUE
       NEW YORK, NY 10010-3629           NEW YORK, NY 10017
            (800) 881-8320                 (212) 270-6383
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                           OFFER TO PURCHASE FOR CASH
                           ALL SHARES OF COMMON STOCK
                                       OF
                      UNITED ASSET MANAGEMENT CORPORATION
                                       AT
                              $25.00 NET PER SHARE
          (SUBJECT TO ADJUSTMENT AS PROVIDED IN THE OFFER TO PURCHASE)
                                       BY
                              OM ACQUISITION CORP.
                           A WHOLLY-OWNED SUBSIDIARY
                                       OF
                                 OLD MUTUAL PLC


      THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
                           MIDNIGHT,
   NEW YORK CITY TIME, ON FRIDAY, AUGUST 11, 2000, UNLESS THE
                       OFFER IS EXTENDED.

                                                                   July 17, 2000

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

    We have been engaged by OM Acquisition Corp., a Delaware corporation ('PURCHASER') and a wholly-owned subsidiary of Old Mutual plc, a public limited company incorporated in England and Wales ('PARENT'), to act as the Dealer Managers in connection with Purchaser's offer to purchase all outstanding shares of common stock, par value $0.01 per share (the 'SHARES'), of United Asset Management Corporation, a Delaware corporation (the 'COMPANY'), at a price of $25.00 per Share, subject to downward adjustment as provided in the Offer to Purchase, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions contained in the Offer to Purchase, dated July 17, 2000 (the 'OFFER TO PURCHASE'), and in the related Letter of Transmittal (which, together with any amendments and supplements thereto, constitute the 'OFFER') enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

    The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) that number of Shares which constitutes at least a majority of the Company's common stock then issued and outstanding on a fully-diluted basis. The Offer is also subject to the other conditions contained in the Offer to Purchase. See the Introduction and Sections 1, 14 and 15 of the Offer to Purchase.

    For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

        1. Offer to Purchase dated July 17, 2000;

        2. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

        3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares and all other required documents cannot be delivered to the Depositary, or if the procedures for book-entry transfer cannot be completed, by the Expiration Date;

        4. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;







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        5. Guidelines for Certification of Taxpayer Identification Number on
    Substitute Form W-9; and

        6. A return envelope addressed to ChaseMellon Shareholder Services, L.L.C. (the 'Depositary').

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and thereby purchase all Shares validly tendered prior to the Expiration Date and not theretofore properly withdrawn when, as and if Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) share certificates for such Shares, or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, pursuant to the procedures described in Section 2 of the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or a properly completed and manually signed facsimile thereof) or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and
(iii) any other documents required by the Letter of Transmittal.

    Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary, the Dealer Managers and the Information Agent, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

    Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, AUGUST 11, 2000, UNLESS THE OFFER IS EXTENDED.

    In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the instructions contained in the Letter of Transmittal and in the Offer to Purchase.

    If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures described in Section 3 of the Offer to Purchase.

    Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at its address and telephone number set forth on the back cover of the Offer to Purchase.

                                      Very truly yours,
                                      CREDIT SUISSE FIRST BOSTON CORPORATION
                                      CHASE SECURITIES INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS WILL CONSTITUTE YOU THE AGENT OF PURCHASER, PARENT, THE COMPANY, THE INFORMATION AGENT, THE DEALER MANAGERS, THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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